EXECUTION COPY

POLARIS INDUSTRIES INC.

THIRD AMENDMENT
TO MASTER NOTE PURCHASE AGREEMENT,
AS SUPPLEMENTED BY THE FIRST SUPPLEMENT TO
MASTER NOTE PURCHASE AGREEMENT

$75,000,000 4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021
$100,000,000 3.13% Senior Notes, Series 2013, due December 21, 2020

Dated as of July 31, 2018
To the Holders (as defined below) of
the above-referenced Notes named in
the attached Schedule I
Reference is made to the Master Note Purchase Agreement dated as of December 13, 2010, between Polaris Industries Inc., a Minnesota corporation (the “Company”), and each of the Purchasers named in Schedule A thereto pursuant to which the Company issued and sold $100,000,000 aggregate principal amount of Senior Notes (the “2011 Senior Notes”), as amended by that certain First Amendment to Master Note Purchase Agreement dated as of August 19, 2011 and that certain Second Amendment to Master Note Purchase Agreement dated as of December 28, 2016, and as supplemented by that certain First Supplement to Master Note Purchase Agreement, dated as of December 19, 2013, between the Company and each of the Purchasers named in Schedule A thereto, pursuant to which the Company issued and sold $100,000,000 aggregate principal amount of Senior Notes (the “2013 Senior Notes” and, together with the 2011 Senior Notes, the “Notes”), as amended by that certain First Amendment to First Supplement to Master Note Purchase Agreement, dated as of February 24, 2014 (collectively, the “Note Agreement”). You are referred to in this Third Amendment to Master Note Purchase Agreement (this “Third Amendment”) individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement, as amended by this Third Amendment.
The Company has requested the modification of Section 1.4, Section 8.2(a), Section 10.1 and Section 22.3 of the Note Agreement; the modification of the definition for “EBITDA” in Schedule B of the Note Agreement; and the addition of the definition for “Elevated Leverage Period” to Schedule B of the Note Agreement. The Holders have agreed to modify the Note Agreement on the terms and conditions set forth herein.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1.	AMENDMENT TO NOTE AGREEMENT
a.Amendment of Section 1.4. A new Section 1.4 is added to the Note Agreement to read in its entirety as follows:
“1.4 Additional Interest.
If the Leverage Ratio exceeds 3.00 to 1.00 as of the date of any fiscal quarter end pursuant to the terms of Section 10.1, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by (i) 0.25% for any period that the Leverage Ratio exceeds 3.00 to 1.00 but is less than or equal to 3.50 to 1.00 and (ii) 0.75% for any period that the Leverage Ratio exceeds 3.50 to 1.00 (collectively clauses (i) and (ii), the “Incremental Interest”) for a period of time determined as follows: (a) such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered, and (b) shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Certificate is delivered, the Leverage Ratio is not more than 3.00 to 1.00, and in the event such Officer’s Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Certificate is delivered. For the avoidance of doubt, (i) if the Leverage Ratio exceeds 3.00 to 1.00 as of the last day of a fiscal quarter, Incremental Interest shall accrue as provided in this Section 1.4 regardless of whether an Officer’s Certificate is delivered pursuant to Section 7.2(a) and (ii) in no event shall the Incremental Interest for any period exceed 0.75%.”
b.Amendment of Section 7.2.
(i)Section 7.2(a) of the Note Agreement is amended to read in its entirety as follows:
“(a) Covenant Compliance -- the information (including detailed calculations and reconciliations to GAAP in the event of a change in the treatment of operating leases under GAAP) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election.”
(ii)    A new Section 7.2(c) is added to the Note Agreement to read in its entirety as follows:
“(c) Subsidiary Guarantors -- a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section

9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.”
c.Amendment of Section 8.2(a). The following sentence is added at the end of Section 8.2(a):
“For the avoidance of doubt, any Make-Whole Amount determination pursuant to this Section 8.2(a) shall exclude any Incremental Interest.”
d.Amendment of Section 10.1. Section 10.1 of the Note Agreement is amended to read in its entirety as follows:
“10.1 Leverage Ratio.
The Company will not permit the Leverage Ratio, as of the last day of each fiscal quarter of the Company, to be more than 3.50 to 1.00; provided that, upon notice by the Company to the holders of Notes, as of the last day of each of the four consecutive fiscal quarters beginning with and including the fiscal quarter in which a Qualified Acquisition is consummated (each such period, an “Elevated Leverage Period”), the Leverage Ratio may be greater than 3.50 to 1.00, but in no event greater than 4.00 to 1.00; provided that it is understood and agreed that (i) the Company may not permit the Leverage Ratio to be more than 3.50 to 1.00 until there has been at least two complete fiscal quarters since the last Elevated Leverage Period ended; (ii) there shall not be more than three Elevated Leverage Periods during the term of this Agreement and the Notes; and (iii) if the Leverage Ratio, as of the last day of any fiscal quarter of the Company exceeds 3.00 to 1.00, the Company shall pay Incremental Interest to the extent required by Section 1.4.”
e.Amendment to Section 22.3.
“22.3 Accounting Matters. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided, however, that in the event of a change in the treatment of operating leases under GAAP (e.g. adoption of ASC 842), all lease liabilities and right of use assets related to operating leases shall be excluded from all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Company or the Required Holders shall so request, the Company and the holders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the requisite holders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required under Sections 7.1(a) and 7.1(b) hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”
f.Amendments to Schedule B. Schedule B of the Note Agreement is amended as follows:
i.The following new definition is added to Schedule B in the appropriate alphabetical order:
“Elevated Leverage Period” is defined in Section 10.1.
ii.The following definition in Schedule B is amended and restated in its entirety as follows:
“EBITDA” means, for any period, the sum of Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains or losses (including any gain or loss from the sale of property)) plus, to the extent deducted in determining such Net Income (excluding the effect of any extraordinary or other non-recurring gains or losses (including any gain or loss from the sale of property)), (i) federal, state, local and foreign income, value added and similar taxes, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense and (iv) other non-cash charges. If, during the period for which EBITDA of the Company is being calculated, the Company or any Subsidiary has (i) acquired sufficient Equity Interests of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person; or (iii) disposed of one or more Subsidiaries (or disposed of all or substantially all of the assets or operations, division or line of business of a Subsidiary or other person), EBITDA shall be calculated after giving pro forma effect thereto as if all of such acquisitions and dispositions had occurred on the first day of such period.
“Qualified Acquisition” means any acquisition of either or both the capital stock or assets of any Person or Persons (or any portion thereof) that involves the payment of consideration (including, without limitation, the assumption of Indebtedness) by the Company and/or its Subsidiaries in excess of $250,000,000.

2.	REAFFIRMATION; AUTHORIZATION
a.Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements, and other provisions of the Note Agreement and the Notes, including the amendments of such provisions effected by this Third Amendment.
b.No Default or Event of Default. There currently exists, and after giving effect to this Third Amendment there will exist, no Default or Event of Default.
c.Authorization. The execution, delivery, and performance by the Company of this Third Amendment have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or any action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note

Agreement and this Third Amendment each constitute the legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
d.Section 5 of the Note Agreement. The Company represents and warrants that the representations and warranties contained in Section 5 of the Note Agreement are true and correct as of the date hereof, except (i) to the extent that any of such representations and warranties specifically relate to an earlier date, (ii) for such changes, facts, transactions, and occurrences that have arisen since December 28, 2016 in the ordinary course of business, and (iii) for other changes that could not reasonably be expected to have a Material Adverse Effect.

3.	EFFECTIVE DATE
This Third Amendment shall become effective as of the date set forth above upon the satisfaction of the following conditions:
a.Consent of Holders to this Third Amendment. The execution by the Holders of 100% of the aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this Third Amendment duly executed by the Company.
b.Acknowledgment of Subsidiary Guarantors. Each Subsidiary Guarantor shall have acknowledged this Amendment by executing the signature page hereto.
c.Expenses. The Company shall have paid all fees and expenses of Foley & Lardner LLP, special counsel to the Holders.
d.Amendment Fee.  Each Holder shall have received payment of an amendment fee equal to 0.05% of the principal amount of the outstanding Notes held by such Holder.
4.MISCELLANEOUS
a.Ratification. The Note Agreement, as amended hereby, shall remain in full force and effect and is ratified, approved, and confirmed in all respects.
b.Reference to and Effect on the Note Agreement. Upon the final effectiveness of this Third Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.
c.Binding Effect. This Third Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.
d.Governing Law. This Third Amendment shall be governed by and construed in accordance with New York law, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
e.Counterparts. This Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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IN WITNESS WHEREOF, the Company and the Holders have caused this Third Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.
POLARIS INDUSTRIES INC.

By:     /s/ Michael T. Speetzen
Name:    Michael T. Speetzen

Title:	Executive Vice President-Finance and Chief Financial Officer

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY (f/k/a ING Life Insurance and Annuity Company)
RELIASTAR LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SECURITY LIFE OF DENVER INSURANCE COMPANY
By: Voya Investment Management LLC, as Agent

By: /s/ Justin Stach
Name: Justin Stach
Title: Vice President

VOYA INSURANCE AND ANNUITY COMPANY (f/k/a ING USA Annuity and Life Insurance Company)

By: /s/ Justin Stach
Name: Justin Stach
Title: Vice President

VOYA INSURANCE AND ANNUITY COMPANY (F/K/A ING USA ANNUITY AND LIFE INSURANCE COMPANY)
By: Athene Asset Management LLC, its investment adviser

By: /s/ Roger D. Fors
Name: Roger D. Fors
Title: Senior Vice President, Fixed Income

RELIASTAR LIFE INSURANCE COMPANY
By: Voya Investment Management LLC, its investment adviser
By: Athene Asset Management LLC, its sub-adviser

By:/s/ Roger D. Fors
Name: Roger D. Fors
Title: Senior Vice President, Fixed Income

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:
Name:
Title:

GIBRALTAR LIFE INSURANCE CO., LTD.
By: Prudential Investment Management (Japan), Inc.,
as Investment Manager

By: Prudential Investment Management, Inc.,
as Sub-Adviser

By:
Name:
Title:

MTL INSURANCE COMPANY
By: Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Name:
Title:

BCBSM, INC. DBA BLUE CROSS AND BLUE SHIELD OF MINNESOTA
By: Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Barings LLC, as Investment Adviser

By: /s/ John B. Wheeler
Name: John B. Wheeler
Title: Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:     Northwestern Mutual Investment
Management Company, LLC,
its investment adviser

By: /s/Michael H. Leske
Name: Michael H. Leske
Title: Managing Director

ALLIANZ GLOBAL RISKS US INSURANCE COMPANY
By: Allianz Global Investors U.S. LLC,
as the authorized signatory and investment manager

By: /s/ Charles Dudley
Name: Charles Dudley
Title: Managing Director

FIREMAN’S FUND INSURANCE COMPANY
By: Allianz Global Investors U.S. LLC,
as the authorized signatory and investment manager

By: /s/ Charles Dudley
Name: Charles Dudley
Title: Managing Director

AMERICAN UNITED LIFE INSURANCE COMPANY

By: s/ Michael Bullock
Name: Michael Bullock
Title: VP, Private Placements

THE PHOENIX INSURANCE COMPANY

By: /s/ David D. Rowland
Name: David D. Rowland
Title: Executive Vice President

Each of the undersigned Subsidiary Guarantors acknowledges the foregoing Third Amendment to Note Agreement.

POLARIS ACCEPTANCE INC.
POLARIS INDUSTRIES INC. [DE]
POLARIS SALES INC.
INDIAN MOTORCYCLE COMPANY
INDIAN MOTORCYCLE INTERNATIONAL, LLC
TAP AUTOMOTIVE HOLDINGS, LLC
TETON OUTFITTERS, LLC
POLARIS DIRECT INC.
INDIAN MOTORCYCLE USA LLC

By: /s/ Michael T. Speetzen
Michael T. Speetzen,
Vice President-Finance, Chief Financial Officer and Treasurer

NORTH 54 INSURANCE, INC.

By: /s/ Michael T. Speetzen
Michael T. Speetzen, President

POLARIS SALES EUROPE INC.
BOAT HOLDINGS, LLC
PONTOON BOAT, LLC
HIGHWATER MARINE LLC

By: s/ Michael T. Speetzen
Michael T. Speetzen,
Vice President and Treasurer

Schedule I
SCHEDULE I

4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021

Holder	Amount
Metropolitan Life Insurance Company	$12,000,000
MetLife Investors USA Insurance Company	$4,000,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	$8,200,000
Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company)	$3,200,000
Reliastar Life Insurance Company	$4,500,000
Reliastar Life Insurance Company of New York	$100,000
The Prudential Insurance Company of America	$2,300,000
Gibraltar Life Insurance Co., Ltd.	$11,200,000
Pruco Life Insurance Company of New Jersey	$5,000,000
MTL Insurance Company	$3,000,000
BCBSM, Inc. dba Blue Cross and Blue Shield of Minnesota	$1,500,000
Massachusetts Mutual Life Insurance Company	$20,000,000
Total	$75,000,000

3.13% Senior Notes, Series 2013, due December 21, 2020

Holder	Amount
Reliastar Life Insurance Company	$4,400,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	$5,900,000
Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company)	$9,600,000
Security Life of Denver Insurance Company	$7,100,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	$500,000
Reliastar Life Insurance Company of New York	$200,000
Security Life of Denver Insurance Company	$200,000
Reliastar Life Insurance Company	$100,000
The Northwestern Mutual Life Insurance Company	$28,000,000
MetLife Alico Life Insurance K.K.	$10,000,000
MetLife Alico Life Insurance K.K.	$10,000,000
Allianz Global Risks US Insurance Company	$5,000,000
Fireman’s Fund Insurance Company	$5,000,000
American United Life Insurance Company	$9,000,000
The Phoenix Insurance Company	$5,000,000
Total	$100,000,000